Exhibit 10

Share Purchase Agreement, dated as of September 12, 2013, by and among Rapac Communication &
Infrastructure Ltd., InterGamma International Trade Founded by InterGamma Investments Co. and Rosario Capital Ltd.
(Translated from Hebrew)

Share Purchase Agreement

Made and entered in Tel Aviv on the 12th day of September 2013

Between

Rapac Communication & Infrastructure Ltd.
from 2 Alon Street, Kfar Neter
(the “Rapac”)

and between

InterGamma International Trade Founded by InterGamma Investments Co.
from 2 Alon Street, Kfar Neter
(the “InterGamma Trade”)
(Rapac and InterGamma Trade collectively, the “Sellers”)

and between

Rosario Capital Ltd.
2 Weitzman Street, Tel Aviv
(the “Purchaser”)

Whereas                      Rapac holds (indirectly) all of the issued and outstanding share capital of InterGamma Trade;

Whereas                      InterGamma Trade is the owner of 671,067 ordinary shares each with a par value of NIS 0.01 of RRsat Global Communications Network Ltd. (the “Company”);

Whereas                      the Company was incorporated in Israel in 1981 and its shares are publicly traded on the NASDAQ exchange in the United States (the “Exchange”);

Whereas                      the Sellers wish to sell to the Purchaser and the Purchaser is interested in purchasing from the Sellers 170,000 ordinary shares each with a par value of NIS 0.01 of the Company, which represent approximately 1% of the Company’s issued and paid-up capital and of the voting rights in it, and which are held by InterGamma Trade (the “Shares being Sold”), all subject to the conditions detailed in this Agreement as follows;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Introduction

1.1	The introduction to this Agreement and to its annexes comprises an integral part of the Agreement.

1.2	The headings of paragraphs will not serve to interpret the Agreement, and their only purpose is ease of reading.

1.3	Drafts of this Agreement will not serve to interpret this Agreement and they will not be acceptable, neither as evidence nor in any other way, in court and/or any judicial entity.

2.	Representations and Covenants of the Parties

The Sellers represent and covenant:

2.1
That the Shares being Sold are free and unencumbered of any collateral, mortgage, confiscation, imposition, debt, lien, claim or any other entitlement of a third party, that there is nothing preventing the sale of the Shares being Sold to the Purchaser, and that no other restrictions apply to the Shares being Sold (“Free and Unencumbered”). Notwithstanding the above, and without it being a legal opinion towards the Purchaser and/or any other party, in accordance with the law provisions that apply to the Shares being Sold, it is possible that the Shares being Sold will be restricted for sale on the Exchange for a period of six months from the date of purchase.

2.2
That the Shares being Sold have equal rights in every way as other ordinary shares that are included in the issued and paid-up capital of the Company and the holder will be entitled to any dividend, whether in cash or in kind, and to any other distribution that the Company makes to its shareholders, to the extent distributed, and all voting rights that the ordinary shares of the Company have according to its Articles of Association, and also to any other right that is attached to the other shares of the Company.

2.3	That they have the authority and full ability to enter into this Agreement and obtained all approvals required for them to execute this Agreement.

2.4
That the selling of the Shares being Sold is final without any right of the Sellers to buy back or right of the Purchaser to demand the Sellers to buy from it the Shares being Sold, in whole or in part, and that after the carrying out of the actions, as stated in Paragraph 3.1 below, the Purchaser will be the sole owner of the Shares being Sold, all except as stated below in this Agreement.

2.5
That, on the basis of the data that is known to the Sellers as a joint controlling shareholder of the Company, the reports of the Company, as published in the Exchange, and also the reports of Rapac in connection with the Company, as published on MAGNA, beginning on the date of public issue of the Company and until the date of this Agreement, are complete and correct, and suitably reflect the Company’s condition, its assets and its liabilities on the dates specified in them.

2.6
That, on the basis of the data that is known to the Sellers as a joint controlling shareholder of the Company, since the date of the financial statements of June 30, 2013 and until the date of this Agreement, the Company did not carry out any transactions that were material and/or out of the ordinary course of business, and did not make any undertaking that was material and/or out of the ordinary course of business, which was not set forth in its reports to the Exchange and/or in the reports of Rapac on MAGNA (which Rapac is obligated to publish), including the following which did not occur:

2.6.1	a material change of the Company’s assets, liabilities, in its condition or in its businesses that is reflected in the financial statements;

2.6.2	any damage, destruction or loss that influences or is likely to influence in a material adverse way the assets, the property, the condition, the business results or the business of the Company;

2.6.3	any waiver by the Company of a valuable right or material accounts payable;

2.6.4	any change or amendment to an agreement or material arrangement of the Company, or any asset or property obligated to or subject to it;

2.6.5	any loans that the Company gave to its directors, employees, executives or consultants;

2.6.6	transactions with interested parties and/or senior executives.

The Purchaser represents and covenants:

2.7	That it has the authority and full ability to enter into this Agreement and it obtained all approvals required for it to execute this Agreement.

2.8	That it has the ability and specialization to fulfill its obligations pursuant to this Agreement.

2.9
That it is purchasing the Shares being Sold in their current condition, after it was given the opportunity to examine the condition of the Shares being Sold, on the basis of the Company’s reports with the Exchange and Rapac’s reports on MAGNA, and in accordance with the Sellers representations and covenants set forth in this Agreement.

2.10	That it is aware of the restrictions on the ability to resell the Shares being Sold on the Exchange, as set forth in Paragraph 2.1.

2.11
That it is aware that the representations of the Sellers as set forth in Paragraphs 2.5 and 2.6 above, were given on the basis of information known to the Sellers as a joint controlling shareholder of the Company, and that the Sellers did not perform any examination beyond that in connection with their representations, including the truthfulness of the data, and they were not requested to so by the Purchaser.

3.	Sale of the Shares by the Sellers to the Purchaser and the Consideration for the Shares

3.1
The Sellers hereby sell to the Purchaser and the Purchaser hereby purchases from the Sellers the Shares being Sold, Free and Unencumbered, in consideration for 8.3 U.S. Dollars per share (“Purchase Price”), for a total of 1,411,000 U.S. Dollars (the “Consideration”)  The Consideration shall be paid by the Purchaser in Dollars.

3.2
On the date the Agreement is signed, the Seller transfers the Shares being Sold to the account of the Purchaser, no. _____ in Branch ___  of Israel Bank Discount Ltd.(“Purchaser’s Account”) and the Purchaser transfers the Consideration, in NIS in accordance with the representative exchange rate on such transfer date, to the account of InterGamma Trade, being no. ___________ at Branch ____ of Bank Igud Israel Ltd. (the “Seller’s Account”) (with all actions as stated above to be considered taken in an integrated and simultaneous manner and no action will be valid unless all the actions are carried out).

3.3
The Purchaser will be authorized to use the voting rights attached to the Shares being Sold and any other right so attached to the Shares being Sold according to the Purchaser’s sole judgment without considering the opinions of the Sellers.

3.4
In addition to the value stated in Paragraph 3.1 above, the Purchaser will be entitled to a distribution fee as detailed in Paragraph 4.2 below and to additional payments as set forth in Paragraphs 4.3 and 4.4 below, as applicable.

4.	Sale of the Shares by the Purchaser to Third Parties

4.1
For 9 months after the date the Agreement is signed (“Period of Selling the Shares”), to the extent that the Purchaser so wishes, it can act to sell the Shares being Sold to third parties according to its sole judgment, on dates and at prices that it chooses, provided that it is not less than a price per share of 7.5 U.S. Dollar.  For avoidance of any doubt, there will be no limitations of any kind imposed on the Purchaser in selling the Shares being Sold to third parties, including, without limitation, matters relating to the sale price (except as set forth above in this Paragraph), the pace of sales and their timing, and the Sellers will have no claim or demand toward the Purchaser in this connection.

4.2
Notwithstanding anything stated above with respect to the rights of the Sellers regarding to the Shares being Sold, the Purchaser and the Seller will engage an accounting, in accordance to what is stated in this Paragraph 4 below, regarding the Period of Selling the Shares.

The aforesaid accounting will be carried out 7 business days after the end of the Period of Selling the Shares or earlier date, provided on such date the Purchaser sols all the Shares being Sold as set forth in Paragraph 4.1 (the “Accounting Date”), with at least three days prior to the Accounting Date the Purchaser will provide the Sellers with a detailed report of sales of the Shares being Sold, including sales dates of the shares sold by the Purchaser, the amount of Shares being sold and the sales price of the aforesaid Shares (the “Sales Report”).

In consideration for the sale of the Shares being Sold, the Purchaser shall be entitled to a distribution fee equal to 2.5% of the proceeds it receives from the Shares being Sold which are sold by it, in accordance with the Sales Report (the “Distribution Fee”).  The Distribution fee shall be paid within 3 business days after the Sales Report, in NIS.  In the event the proceeds received by the Purchaser are in U.S. Dollars, the Distribution Fee shall be paid in NIS in accordance with the representative exchange rate on the date the Distribution Fee is paid.

4.3
In addition to the Distribution Fee, the Purchaser will be entitled to an additional payment (the “Additional Payment”) if the average weighted price of the Shares being Sold that the Purchaser sells during the Period of Selling the Shares, to the extent that they will be sold (“Weighted Average Price”), is lower than the Purchase Price per share.

The Additional Payment will be computed as the product of the difference between the Purchase Price and the Weighted Average Price of the amount of the Shares that were actually sold by the Purchaser during the Period of Selling the Shares according to the Sales Report, to the extent that they are sold.  The Additional Payment shall be paid in NIS in accordance with the representative exchange rate on the date the Distribution Fee is paid.

In order to secure the Sellers obligations to pay the Additional Payment in accordance with this Provision 4.3, Rapac shall deposit on the date of purchase of the Shares being Sold or shortly thereafter, a sum of NIS 400,000, which shall be deposited by the Purchaser in a deposit in its name.  The Purchaser shall be entitled to withdraw the deposit balance with the prior written approval of the Sellers.

The following is a numerical example: to the extent the Purchase Price is 8 U.S. Dollars and the Weighted Average Price of the Shares that the Purchaser sells in the Period of Selling the Shares is 7.5 U.S. Dollars and during the period 100 shares of the Company were sold, the Additional Payment will be computed as follows:

(8-7.5) * 100 = 50 USD.

4.4
Alternatively, if the Weighted Average Price is greater than the Purchase Price per share, each of the parties shall be entitled to 50% of the difference between the Purchase Price and the Weighted Average Price of the amount of the Shares that were actually sold by the Purchaser during the Period of Selling the Shares according to the Sales Report, to the extent that they are sold (that in addition to the Distribution Fee to which the Purchaser is entitled pursuant to Provision 4.2 above).  Such distribution shall be performed on the date of payment of the Distribution Fee.

The following is a numerical example: to the extent the Purchase Price is 8 U.S. Dollars and the Weighted Average Price of the Shares that the Purchaser sells in the Period of Selling the Shares is 8.5 U.S. Dollars and during the period 100 shares of the Company were sold, the share of the Purchaser shall be computed as follows will be computed as follows:

[(8.5-8) * 100]/2 = 25 U.S. Dollars.

4.5
It is clarified and agreed, that in the event of a dividend distribution by the Company, on a date after the purchase date of the Shares being Sold, as set forth in Provision 3.3 above, and until the Accounting Date between the parties in accordance with Provisions 4.3 or 4.4, as applicable, the referenced prices and rates referred to in Provision 4 above, including its sub-provisions, shall be adjusted, for the amount of dividend distributed to each Company share.

5.	Put Option

5.1
The Sellers hereby grant to the Purchaser the irrevocable right to sell it the Shares being Sold, in whole or in part, at a price per share equal to the Purchase Price with the addition of annual interest at a rate of prime + 4% on the Purchase Price (the “Interest” and the “Exercise Price per Share”, respectively) during a 30 day period after the end of the Period of Selling the Shares, and this according to the sole judgment of the Purchaser without any right of the Sellers to require the Purchaser in any way to utilize the aforesaid right (the “Option”).  The payment for the Option shall be paid by the Sellers in NIS, as set forth in Paragraph 3.1 above.

It is stated, that the Interest will be calculated in regard to the period that begins on the date the Agreement is signed and until the date of the exercise of the Option, to the extent it will be exercised according to the sole judgment of the Purchaser.

5.2
A notice of exercise of the Option, to the extent it is exercised, shall be in writing and include the amount of shares which the Purchaser wishes to sell the Sellers, as stated in Paragraph 5.1 above (the “Exercised Shares” and “Exercise Notice”, respectively).

5.3
The exercise date of the Option, to the extent it is exercised, shall be no later than 2 business days after the date the Exercise Notice is received by the Sellers (the “Exercise Date”), such that on the Exercise Date the Purchaser will transfer the Exercised Shares to the Seller’s Account, and the Sellers will transfer a total equal to product of the Exercise Price per Share and the Exercised Shares to the Purchaser’s Account (with all actions as stated above to be considered taken in an integrated and simultaneous manner and no action will be valid unless all the actions are carried out).

5.4
It is clarified and agreed, that in the event of a dividend distribution by the Company, on a date after the purchase date of the Shares being Sold, as set forth in Provision 3.2 above, and until the Exercise Date, the Exercise Price per Share shall be adjusted, for the amount of dividend distributed to each Company share.

6.	Miscellaneous

6.1
This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of law provisions thereof.  The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction with respect to any matter arising out of and/or in connection with this Agreement.

6.2
The parties undertake to act in good faith and with reasonable diligence and to make any effort, including appearing in front of the authorities or any other required organization, and obtain any approval, decision or other instrument, including and without detracting, any decision protocol, report, note or other instrument, which is required or will be required to give expression to the agreements arising from this Agreement, and/or to carry out the obligations therein.

6.3
Neither of the parties shall be entitled to transfer and/or assign to other or others all or a portion of its rights or obligations in accordance with this Agreement, without the prior written consent of the other party of the Agreement, according to its sole judgment.

6.4
This Agreement contains, embodies, merges, and reflects all the agreed terms, agreements, whether written or oral, with regard to the subjects matter in the Agreement.  Any obligations or representations regarding this Agreement, which were made by the parties before the date of this Agreement, and were not explicitly reflected in the Agreement, do not add to the rights and obligations stated in this Agreement, detract from or change them, and the parties shall not be subject to them form the date of this Agreement.

6.5	Any change, amendment and/or supplement to this Agreement, will not be effective, unless it is executed in writing by both parties.

6.6
Any conduct by the parties shall not be deemed as a waiver of any right according to this Agreement or any law, or as changing one of the Agreement’s terms, or waiving, or agreeing to any violation or non-compliance of any term of the Agreement, unless the waiver, agreement, rejection, change, cancellation or addition have been done explicitly and in writing.

6.7
This Agreement shall not be deemed as an agreement made in favor of any third party, and no third party shall have any right for claim by virtue of the Agreement or any of its provisions or terms, against any of the parties.

6.8
If ruled by court or by authorized authority that a certain provision of this Agreement’s provisions has no effect or is not enforceable by the law governing this Agreement, this provision shall be removed from the Agreement, and the rest of the Agreement shall be interpreted as if this provision was removed from it and was never included in it, and shall be enforceable accordingly to its other provisions; provided that in such case, the Agreement shall be interpreted so it fully validates to the extent possible by law the meaning and the intention of the provision that was removed from it as stated.

6.9
This Agreement may be executed in any number of counterparts, or on different pages of signatures, each of which shall be deemed an original copy of this Agreement, and all of which together shall constitute one instrument.

6.10
The parties’ addresses for notifications in accordance with this agreement, including the Exercise Notice, are as stated in the introduction.  Any notification from a party to another shall be in writing, and shall be delivered by personal delivery or facsimile, or by registered mail.  To the extent that the notice is delivered by personal delivery, it shall be deemed as received on the date of delivery.  To the extent that the notice is delivered by facsimile, it shall be deemed as received the day after it is sent.  To the extent that the notice is delivered by registered mail, it shall be deemed as received 72 hours after its delivery to the post office.  Each party shall be entitled to change the address by a written notice to the other party.

IN WITNESS WHEREOF the parties have signed:

/s/ Rapac Communication & Infrastructure Ltd. Rapac Communication & Infrastructure Ltd.	/s/ Rosario Capital Ltd. Rosario Capital Ltd.

/s/ InterGamma International
InterGamma International
Trade Founded by InterGamma
Investments Co.